Exhibit 10.8
WESTWOOD ONE
AFFILIATION AGREEMENT FOR CBS RADIO STATION(S)
This Westwood One Affiliation Agreement, dated February 29, 2008 (the “WWO Affiliation Agreement” or the “Agreement”), is between Westwood One, Inc. on its behalf and on behalf of its affiliate, Westwood One Radio Networks, Inc. (collectively, “Network”) and CBS Radio Inc. (“Broadcaster”), the owner and operator of radio station [Exhibit 1, Column A] (“Station”), on its behalf and on behalf of such Station.
I. NETWORK PROGRAM AND COMMERCIALS
A.	Network will transmit to Station by method reasonably determined by Network, and Station will broadcast on its analog and HD1 facilities, the Commercial Schedules in accordance with the terms of this Agreement, the commercials (“Commercials”) listed in the commercial schedules (“Commercial Schedules”) to be delivered by Network to Broadcaster. Station shall broadcast such Commercials in fair and equal rotation within the dayparts as indicated on the Commercial Schedules. Network may from time to time change the Commercials to be broadcast by Station by modifying the Commercial Schedules so long as such modification does not increase the number or placement of such Commercials. Broadcaster is required to monitor Network’s transmission of Commercials in order to receive Network’s changes to the Commercials and to be advised of changes in the Commercial Schedules; provided however that Network shall, simultaneously with any changes made with respect to Networks’ transmission of Commercials, also notify Station by email of any changes in Commercial Schedules at least twenty-four (24) hours before such changes become effective. Station may designate a person to receive such email notices.
B.	Network will transmit to Station the Programs listed in Exhibit 3 attached hereto (the “Programs”). Station understands and agrees that, except as set forth otherwise on Exhibit 3, the Programs are distributed as a non-exclusive product and shall be distributed by Network as a professional, broadcast-quality program in accordance with prevailing industry standards (“Prevailing Industry Standards”). Station has the right to broadcast any newscast, as well as actualities and special long form coverage, as may be made available by Network in the Programs provided to Station pursuant to Exhibit 3. Notwithstanding the foregoing, to the extent a Broadcaster radio station in Station’s market is an affiliate of CBS Radio News, Station may broadcast the CBS Radio News Program (including CBS Radio News Top-of-the-Hour Newscasts, notwithstanding any exclusivity provision) in accordance with the terms and conditions of this Agreement. Moreover, to the extent that Station or any Broadcaster radio station is an affiliate of CBS Radio News, such station shall have exclusivity in such market with respect to the CBS Radio News Top of the Hour Newscast or substantially similar future newscast of CBS Radio News as against any station in such market not owned by Broadcaster. Station has the discretion as to what Network Programs to broadcast and has no obligation to carry such Programs, subject to the rights of Network in this Section and except as indicated in Exhibit 3. In the event Network ceases to distribute CBS Radio News, Network will provide Station with comparable substitute programming as determined by Network at its reasonable discretion. In the event Network ceases to distribute any Program (other than the CBS Radio News), Network will provide Station with comparable substitute programming as determined by mutual agreement of Station and Network or, at Station’s option, CBS Radio News radio programming so long as Network still has the rights to distribute CBS Radio News (which the parties agree shall be deemed comparable substitute programming).

C.	Station may preempt Commercials upon advance written notice (which in the case of this Section I(C), the parties agree that electronic mail to individual(s) designated by Network shall suffice for purposes of notice under this Agreement) to Network and solely as follows: (i) for any reason, provided, such occurs on an occasional, non-regular basis only; (ii) in Station’s opinion any Commercial violates any of Station’s written “standards and practices” (to the extent such have been provided by Station to Network in advance and provided such are applied to Network advertisers in the same manner that they are applied to Station’s cash advertisers), technical quality standards or any applicable law, statutes, ordinances or regulation (with subsections (i) and (ii) referred to as “Content Related Preemption”); or (iii) if such Commercials are broadcast during any play-by-play sports programming or NASCAR programming (“Sports Related Preemption”).

D.	Make Goods.

1. Content Related Preemption. If Station preempts Commercials for a Content Related Preemption, in order to receive credit for broadcasting such Commercials Station may provide a make good (which in the case of a Commercial preempted by Station for the reasons set forth in Section I(C)(ii) above shall be a substitute Commercial which shall be provided by Network within two (2) business days notice from Station that the original Commercial was not acceptable or Station shall be relieved of any make good obligation and shall not be deemed to have failed to broadcast any such Commercials) (“Make Good”) for such Commercials as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Friday	On a weekday (Monday-Friday) within the earlier of the originally scheduled flight for such Commercial or the seven (7) day period after the originally scheduled broadcast date for such Commercial	Same or better daypart as the originally scheduled broadcast date
Saturday – Sunday	On any day (Monday – Sunday) within the earlier of the originally scheduled flight for such Commercial or the seven (7) day period after the originally scheduled broadcast date for such Commercial	Same or better daypart as the originally scheduled broadcast date

*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Make Good Period”). Commercials aired during the Make Good Period in accordance with this section shall be deemed to have run consistent with the relevant Commercial Schedule, with no resulting adverse financial impact on the Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster.
2. Sports Related Preemptions. If Station preempts Commercials for a Sports Related Preemption, Station agrees to provide a Make Good as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Friday	On a weekday Monday- Friday within 21 days from originally scheduled broadcast date	6AM to 12 midnight
Saturday-Sunday	On any day Monday-Sunday within 21 days from originally scheduled broadcast date	6AM to 12 midnight
*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Sports Preemption Make Good Period”). If a Commercial provided by Network must be broadcast by Station within a flight that is shorter than the aforementioned twenty-one (21) day Make Good Window (“Time Sensitive Commercial”), then if Station preempts such Time Sensitive Commercial due to a Sports Related Preemption, in order to receive credit for broadcasting such Commercials Station may either (i) provide a Make Good for such Time Sensitive Commercial within flight during the Make Good Time; or (ii) provide a Make Good for such Time Sensitive Commercial by (x) switching the Time Sensitive Commercial for a non-Time Sensitive Commercial on the Station, such Make Good to be broadcast within flight and during the Make Good Time and (y) to the extent the non-Time Sensitive Commercial was provided by Network, make good such non-Time Sensitive Commercial within twenty-one (21) days of such of such commercial’s original broadcast date; or (iii) provide a Make Good for such Time Sensitive Commercial by (x) switching the Time Sensitive Commercial for a non-Time Sensitive Commercial on another CBS radio station in the same market so long as such other CBS Radio station has a reasonably comparable audience (a “Comparable CBS Station”), such Time Sensitive Commercial to be broadcast on the Comparable CBS Station within flight and during the Make Good Time and (y) to the extent the non-Time Sensitive Commercial on the Comparable CBS Station was provided by Network, make good such non-Time Sensitive Commercial on the Comparable CBS Station within twenty-one (21) days of such commercial’s original broadcast date within the Make Good Time. The foregoing make good time periods are referred to collectively herein as the “Time Sensitive Sport Preemption Make Good Period”. The foregoing procedures relating to Time Sensitive Commercials notwithstanding, if the number of Time Sensitive Commercials provided by Network to a Station featuring sports programming substantially increases to more than 30% of Network’s Commercials provided to Station for broadcast and to an extent that Station can demonstrate a commercial hardship as a result thereof, then the parties shall negotiate in good faith to address this issue in an attempt to reach agreement. Commercials broadcast during the Sports Preemption Make Good Period or the Time Sensitive Sports Preemption Make Good Period shall be deemed to have run consistent with the relevant Commercial Schedule, with no resulting adverse financial impact on the Station or Broadcaster’s clearance percentage and no other financial penalty to Station or Broadcaster as a result thereof.

E.	Station shall have the right to add a sponsorship identification to Commercials if Station determines such identification is required to comply with applicable FCC requirements (including but not limited to 47 CFR § 73.1212); provided, however, that Station agrees that Commercials with obvious sponsorship identification (as contemplated by FCC requirements) will not require disclosure beyond the sponsorship identification already contained in the commercial copy. If Station determines such identification is required, it shall immediately notify Network of such determination and give Network the opportunity to correct such identification issue, in which event Network may provide replacement Commercials.
F.	The parties agree that for the purposes of this Agreement, the term “broadcast” includes transmission of the Programs and Commercials over Station’s licensed analog or digital facilities, and simulcast of the Programs and Commercials by Station via live internet streaming (“Internet Streaming”) on Station’s website (“Station Website”), free of charge for the personal, non-commercial use of visitors to the Station Website, and with regard to live Internet Streaming as stated above, solely to the extent that Network has the rights for such transmission. Other than the consent of Network, Network talent, or any consents related to the broadcast of Commercials, Broadcaster shall be responsible for all licenses, consents, clearances, costs, fees and expenses, including public performance licenses and union fees, in connection with Broadcaster’s Internet Streaming. With respect to such Internet Streaming, Broadcaster shall (i) cover and preempt the Network Commercials contained in the Programs and/or broadcast herein by Broadcaster; or (ii) at Network’s reasonable request, refrain from covering and preempting the Network Commercials and reasonably cooperate with Network in the event Network wishes to replace all Network Commercials intended for terrestrial radio broadcast with Commercials cleared for use via the internet that contain meta-tag data imbedded in such Commercials or through similar technology in accordance with Prevailing Industry Standards (“Substitute Commercials”) including, without limitation, providing reasonable technical assistance relating to and permitting the installation of any software and/or other equipment at or related to any CBS station required for such replacement, subject to compliance with CBS’ technical/IT policies and practices related to such matters. In the event that Network requests Station to proceed in accordance with subsection I(F)(ii) above, Network shall be responsible for all licenses, consents, clearances, costs, fees and expenses, including public performance licenses and union fees, in connection with Broadcaster’s Internet Streaming of Network Commercials and shall indemnify, defend and hold Broadcaster and Station harmless from any and all claims that arise out of or result from Station’s transmission of the Network Commercials or the Substitute Commercials via Internet Streaming. If Station’s cooperation with Network or transmission of the Network Commercials or Substitute Commercials via Internet Streaming causes interference with, or has a detrimental effect on, Station’s ability to broadcast the Programming consistent with Prevailing Industry Standards, then Station may in its sole discretion discontinue carriage of the Network Commercials or Substitute Commercials via Internet Streaming. In addition, if Station’s transmission of the Network

Commercials or Substitute Commercials via Internet Streaming results in any incremental out-of pocket costs to Station (including but not limited to employee overtime pay, third party technical assistance, incremental software or equipment charges), Network shall be responsible for payment of all such costs upon receipt of an invoice with supporting documentation. Finally, if, during the Term of this Agreement, Network enters into a material agreement with any radio station in Station’s market for provision of the Program on terms that allow such third party to exploit the Programs by a means other than as set forth in the preceding sentence (e.g., through podcasting, messaging) with payment of no or nominal additional consideration (a “More Favorable Agreement’), then Network shall promptly notify Station in writing of the execution of such More Favorable Agreement, detailing the consideration and/or terms and conditions contained therein and Station shall have the option to then exploit the Program on the same terms and conditions and consideration as the More Favorable Agreement, if any, throughout the earlier of: (i) the term of the More Favorable Agreement or (ii) the remainder of the Term of this Agreement.

G.	It is the essence of this Agreement:
1.	That Programs and Commercials are furnished hereunder solely for broadcast on Station and Station Website (commensurate with Section I(F)) as herein provided and for no other use or purpose whatsoever, subject to Section I(F);

2.	That Broadcaster’s rights hereunder are only with respect to the Commercials and Programs and Broadcaster shall not under any circumstance broadcast any other program which may be transmitted by Network unless authorized to do so by Network pursuant to a written agreement between the parties; and

3.	That Broadcaster will not, except as provided in this Agreement, make any deletion, addition, or other modification to any Commercial delivered by Network hereunder without Network’s prior written approval.
II. PROOF OF BROADCASTING
A.	During the Term of this Agreement Station agrees to verify and report all clearances of Commercials via affidavits (“Affidavits”) using the Network One Electronic Affidavit System or via the Internet on forms as provided therein and/or by methods determined by Network, in its reasonable discretion, within the later of seven (7) business days after the close of the standard broadcast week or seven (7) business days after the Make Good Period, Sports Preemption Make Good Period or Time Sensitive Sports Preemption Make Good Period, if applicable. The parties agree that the form of Affidavit will accurately reflect the terms of this Agreement, including but not limited to indication upon such Affidavit of Station’s right to provide Make Goods during the Make Good Period. Upon receipt of an Affidavit from Station, Network agrees to acknowledge receipt of such Affidavit within twenty-four (24) hours of receipt and agrees to maintain a system by which Station-submitted Affidavits are retained for review and verification purposes.

B.	In the event that Station does not submit Affidavits in a timely manner in accordance with the terms of this Section II, Network will provide Station with written notice of such failure (“Late Affidavit Notice”). Station shall have thirty (30) days after receipt of such Late Affidavit Notice in which to cure such failure (“Cure Period”); provided however that in the event that Station fails to submit such Affidavits during the Cure Period, then such failure shall result in an appropriate reduction in the monthly payment made by Network to Station under this Agreement at the rates set forth in Section XI(c) hereof.
III. FORCE MAJEURE
Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
IV. TRANSFER/SALE OF STATION
A.	Broadcaster shall provide Network written notice within fourteen (14) business days of the execution of an agreement that requires the filing of an application with the FCC seeking the FCC’s consent for the assignment or transfer of control of the main broadcast license for the Station to a bona fide third party (“Transaction”). Broadcaster shall use commercially reasonable efforts to assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station) to the assignee or transferee (who is a bona fide third party) in the Transaction (the “Buyer”) for the remainder of the Term beginning on the date when the Buyer assumes operation of said Station and shall use commercially reasonable efforts to cause the Buyer to assume Broadcaster’s rights and obligations under this Agreement. Such assignment and assumption of rights and obligations shall be made on a form of agreement that is acceptable to Network, but consent to such form of agreement shall not be unreasonably withheld, conditioned or delayed. If after such efforts, Broadcaster is unable to effectuate such an assignment and assumption of rights and obligations for the Station, then Broadcaster shall be entitled, with respect to said Station, either to: (i) terminate this Agreement and reapportion all the gross impressions delivered by said Station to other Broadcaster owned or operated radio stations to achieve Substantially Equivalent Distribution for Network; or (ii) if the Station is a 36 Plus Station only, assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station), and cause the related assumption by Buyer of Broadcaster’s rights and obligations under this Agreement, for a term equal to the later of: (x) December 31, 2014 or (y) the fifth anniversary of the closing date of the Transaction (in which case the Terms shall expire on such later date, notwithstanding Section VII(A) herein, but in no event shall the Term extend beyond March 31, 2017).

B.	For purposes of this Section IV, the following terms shall have the following meanings:
1.	“36 Plus Station” shall mean the 36th radio station sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions by Broadcaster after the Effective Date of the Master Agreement between Broadcaster and Network (the “Master Agreement”) and any radio stations sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions thereafter by Broadcaster, not including (in any such case) any Transaction that was announced, consummated or pending at the time of, or prior to, the date of execution of the Master Agreement.

2.	To achieve “Substantially Equivalent Distribution” Broadcaster shall initially seek to reapportion gross impressions by redistribution of inventory to another Broadcaster owned or operated radio station in the same MSA, or if not applicable DMA, of the radio station(s) sold. If in Broadcaster’s reasonably exercised business judgment, redistribution in the same MSA or DMA as applicable, would have a materially detrimental effect on a Broadcaster station(s) located in such MSA or DMA, then Broadcaster shall not be required to redistribute such gross impressions on such Broadcaster Station(s), subject to Network’s right to dispute same as set forth below, and may achieve Substantially Equivalent Distribution as follows:

Market Size of Sold Station(s)	Market Size Where Broadcaster May
(as determined by Arbitron)	Re-Distribute Network Commercials
1-3	1-3
4-8	1-8
9-14	1-14
15-20	1-20
21-27	1-27
28+	1+
In the event that Network disputes Broadcaster’s determination that distribution in the same MSA or DMA would have a detrimental effect on Broadcaster or any of its stations located in the MSA or DMA, then Network may submit its proposal for redistribution of Commercial inventory to be resolved by an arbitrator pursuant to Section X(P) hereof, in which case the arbitrator shall have the authority to determine if the distribution in the same MSA or DMA would have such materially detrimental effect, and if not, to require a revised redistribution of Commercials.
V. LICENSES
Network represents and warrants that all ideas, creations, materials and intellectual properties provided to Station in the Programs or Commercials hereunder are either (a) controlled by BMI, ASCAP or SESAC; (b) in the public domain; or (c) are materials which Network is fully licensed to use. Network agrees to indemnify and hold Broadcaster and Station harmless from and against any damage or expenses, including reasonable attorney’s fees, which may arise out of the broadcasting hereunder of materials the performing rights to which are not within category (a) above and Station agrees that it is the obligation of Station to secure the necessary performing rights license for music within category (a) above. Except as otherwise set forth herein, in no event, however, shall either party be liable to the other party for any special, indirect, consequential or exemplary damages or any loss of any business profits, whether or not foreseeable, arising out of or in connection with broadcast of the Programs or Commercials.

VI. ASSIGNMENT; BINDING EFFECT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section IV hereof and Section 26 of the Master Agreement, neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section VI is null and void and of no force or effect. For the avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practice (as such term is defined in the Technical Services Agreement, dated of even date herewith, between Broadcaster and Network), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement between Broadcaster and Network (“Amended News Agreement”). Furthermore, Broadcaster acknowledges that the foregoing shall not constitute an assignment hereunder. Upon the transfer or assignment of the Station pursuant to Section IV hereof, the terms of Section IV, Section VII(B)(6), and Section XI(B)(ii) shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.

VII. TERM, TERMINATION
A.	Subject to clause (ii) of the last sentence of Section IV(A), the term of this Agreement will commence on the Effective Date as defined in the Master Agreement (“Commencement Date”) and will continue through and including March 31, 2017, unless earlier terminated as provided herein (the “Term”).

B.	Termination: This Agreement may be terminated:
1. by mutual written consent of Broadcaster and Network;
2. by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;
3. by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section X(P) or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;
4. by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section X(P) during the Term of this Agreement, (y) and such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;
5. by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section X(P) such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment related covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);
6. automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;

7. by Network, subject to Section VII(B)(7)(ii) below, effective immediately by giving Broadcaster notice of termination if any one of the following occurs:
(i)	Station fails to broadcast in accordance with the terms of this Agreement at least 75% of the Commercials listed in the Commercial Schedules (measured each calendar month) in three (3) consecutive months or four (4) non-consecutive months in any twelve (12)-month period; or

(ii)	Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of Commercials; provided however that Network agrees that in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such circumstance. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure such failure solely if such failure to broadcast Commercials or delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official, provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.

(iii)	If Network terminates this Agreement pursuant to Section VII(B)(i) or (ii) above, Broadcaster recognizes that such failure will cause Network financial damage, the precise amount of which may be difficult or impossible to determine. As agreed liquidated damages for such failure to broadcast or to deliver accurate and complete information (“Liquidated Damages”), Broadcaster will pay to Network an amount determined as follows: (i) between the date of Network’s termination of this Agreement and the earlier of two (2) years thereafter or March 31, 2017 (“Initial Termination Period”), an amount equal to 1.25 times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Initial Termination Period; and (ii) between the first day after the end of the Initial Termination Period and the earlier of two (2) years thereafter or March 31, 2017 (“Subsequent Termination Period”), an amount equal to one (1) times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Subsequent Termination Period. In the event that the Station is sold or transferred pursuant to a Transaction as defined in Section IV(A) herein (but not as part of a sale, or change of control transfer of all of Broadcaster radio stations) or in the event of a Change of Control of Network as defined in Section 26 of the Master Agreement, the Liquidated Damages that Buyer (in the event of a Transaction involving Station) or Broadcaster (in the event of a Change of Control of Network) will pay to Network during the Initial Termination Period shall be an amount equal to 1.25 times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Initial Termination Period.

8.	Broadcaster will have the right to terminate this Agreement pursuant to clause (i) of the last sentence of Section IV(A) herein.

9.	Network will have the right to terminate this Agreement upon 90 days written notice in the event that Station’s Base Audience Level declines 20% or more in connection with the reset of Base Audience Level as a result of conversion to PPM audience measurement in Station’s market.
VIII. COPYRIGHT, TRADEMARK AND SERVICE MARK LIMITATIONS
During the Term of this Agreement, in addition to such rights granted to Broadcaster under the terms of the Amended and Restated Trademark License Agreement by and between CBS Radio Inc. and Westwood One, Inc. (the “Amended and Restated Trademark License Agreement”) and subject to Section 26 of the Master Agreement, Network shall have the right to use the name of Broadcaster and Station’s call letters solely in connection with promotion of the Network and Broadcaster’s association with it. During the Term of this Agreement, Broadcaster and Station shall have the right to use the name of Network solely in connection with promotion of the Network and Broadcaster’s association with it. The copyrights, trademarks and all other rights in the material supplied by Network shall remain the property of Network or the property of such copyright, trademark and other rights holders from whom Network has licensed or otherwise acquired rights. The copyrights, trademarks and all other rights in the material supplied by Broadcaster and Station shall remain the property of Broadcaster or the property of such copyright, trademark and other rights holders from whom Broadcaster or Station has licensed or otherwise acquired rights. Each party shall be obligated to comply with all copyrights, trademark and other laws in any applicable jurisdiction necessary to protect the other party’s copyrights, trademarks and all other rights in the material on behalf of the rights holders. The foregoing shall not limit either party’s rights or remedies for the other party’s unauthorized use of the proprietary interests of its trademarks, copyrights or service marks. The parties further agree that any use by Network of the trademarks, logos and service marks set forth in the Schedules to the Amended and Restated Trademark License Agreement shall be subject to the terms of the Amended and Restated Trademark License Agreement and that the terms of this Agreement shall not apply to the matters described therein.
IX. INDEMNIFICATION
A. From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.

B. From and after the Commencement Date, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network in this Agreement or (iii) any claim that the Programs (other than the Programming (as such term is defined in the Amended and Restated News Programming Agreement between the Network and Broadcaster)) or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
C. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section IX, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section IX in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

D. Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other than in connection with Third Party Claims). The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.
X MISCELLANEOUS
A.	Notices. Except as set forth otherwise herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Network:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Broadcaster or Station:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, NY 10036
Attention: President/CEO
Telecopy: (212) 846-3939

with a copy to each of:
CBS Law Department
51 West 52nd Street
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff/Michael Lubowitz
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
B.	Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
C.	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
D.	No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
E.	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

F.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
G.	Press Release. Except as required by law, the timing and content of any public disclosure of the terms of this Agreement shall be made only upon the mutual approval of Network and Broadcaster.
H.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.
I.	Process. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted in Section X(A) above.
J.	Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
K.	Expenses. Each of Network and Broadcaster shall bear its own expenses relating to this Agreement.
L.	Entire Agreement. Except as set forth otherwise herein, this Agreement contains the entire understanding between Network and Broadcaster with respect to its subject matter and constitutes the sole relationship between Network and Broadcaster, supersedes all previous agreements or understandings between them (including but not limited to any and all other “Westwood One Affiliation Agreement(s)” between the Network and Station, with the exception of the indemnification provision of such agreements, which shall survive in accordance with their terms) with respect thereto, and, except for changes and revisions by Network to Commercials and Commercial Schedules specifically contemplated herein, shall not be modified except by a signed writing.

M.	Authority. The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Broadcaster/ Station, as the case may be, and does so intending to be bound legally.
N.	Commercial Rights. Network represents and warrants that it possesses all rights necessary to license the Commercials and Programs supplied by Network under this Agreement
O.	Communications Act of 1934. Network agrees to disclose to Broadcaster and Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.
P.	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section X(P). There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

XI. COMPENSATION
A.	The parties agree that for the purposes of this Agreement, the following terms shall have the following meanings:
(i)	“Base Audience Level”: Until the market in which Station is located has been subjected to Portable People Meter (“PPM”) measurement for twelve consecutive months, Base Audience Level shall mean Station audience level of [Exhibit 1, Column H, I] DMA AQH Monday through Sunday 6AM-12 Midnight, as reported in the Arbitron Radio Report for Fall 2006. Following twelve months of PPM measurement, Base Audience Level shall be reset as of the first day of the month thereafter, to reflect the average of the first twelve (12) monthly AQH Monday through Sunday 6AM-12 Midnight PPM reports for such Station, and the Compensation Factor shall also be revised, such revision to be derived by dividing this new Base Audience Level into the Station’s annual compensation (assuming 100% clearance) at the time the Base Audience Level is reset. Exhibit 1, Col. K and Exhibit 2 shall be modified to reflect the new Compensation Factor and appropriate annual increases. In the event that during the Term hereof, Station changes its programming format in a manner which changes its target demographic audience and should consequently result in a change to Station’s Exhibit 1, Column I each party agrees to engage in good faith negotiations looking toward revision of such Demo. An agreed upon change in Demo will result in a reset of the Base Audience Level and Compensation Factor in the same fashion as described above for PPM conversion. In the event that, upon a change in programming format the parties are unable to agree upon an a change in Demo, then either party may submit its proposal respecting a change in Demo to be resolved by an arbitrator pursuant to Section X(P) hereof, in which case the arbitrator shall have the authority to determine if a change in Demo is appropriate and if so, the appropriate Demo to be utilized.

(ii)	“Commercial Minute” or “Minute” shall mean either two (2) thirty (:30) second announcements, one (1) sixty (:60) second announcement or any combination of any number of announcements of no less than five (:05) seconds in duration; provided, however, that in no event shall Network be able to provide Station with more than two (2) units (with “unit” defined as one :5, :10, :15, :30 or :60) of any length in a :60 second period unless providing more than two (2) units per Commercial Minute shall become a Prevailing Industry Standard among Radio Network Companies (as defined in the Master Agreement) or a generally accepted practice of Broadcaster.

(iii)	“Fall” or “Spring” book: If the Station is located in a radio market that has not yet converted to the Arbitron PPM method of audience measurement, such reference shall mean the Fall and Spring Book as defined under the Arbitron Diary method of audience measurement. Once the Base Audience Level and Compensation Factor have been reset in accordance with Section XI (A)(i), such reference to “Spring” book shall mean the average of PPM months 4, 5 and 6 and such reference to “Fall” book shall mean the average of PPM months 10, 11 and 12.

B.	In consideration for broadcasting [Exhibit 1, Column B] commercial minutes per week of Network’s Commercials in accordance with the Commercial Schedule provided to Station for each broadcast week beginning on the date hereof, Network will compensate Broadcaster, at the initial monthly rate of $[Exhibit 1, Column C], payable within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month; provided that: (i) beginning in the seventh month of this Agreement, Network agrees to make good faith efforts to make payment in less than 90 days so long as: (x) Station has submitted Affidavits for such month in accordance with the terms of Section II of this Agreement and (y) all three (3) stations in each of the top three radio markets (as defined by Arbitron) where Broadcaster has radio stations which are required to clear the highest level of Commercials pursuant to a Station Westwood Affiliation Agreement (“Top 3 Markets” and the nine Stations in the Top 3 Markets, the “Top 3 Market Stations”) are in substantial compliance with their obligations to submit their Affidavits under their Station Agreements (as defined herein) on a Timely Basis for such month and (ii) beginning in the second year of this Agreement, Network agrees to make payments within 45 days after receipt by Network of complete and fully executed Affidavits for the applicable month if: (x) Station has submitted its Affidavits in accordance with Section II(A) of this Agreement and (y) each of the nine Top 3 Market Stations were in substantial compliance with their obligations to submit their Affidavits under their Metro Traffic Affiliation Agreements, Metro News Affiliation Agreements and Metro Source Affiliation Agreements (collectively, “Station Agreements”) on a Timely Basis for the immediately preceding six-month period. For the purposes of this Section XI(B), in order to be timely, Top 3 Market Stations must submit Affidavits within seven (7) days of the originally scheduled broadcast date of the Commercials required by the Station Agreements, such constituting a “Timely Basis” for purposes of this Section. For purposes hereof, if at any time, one of the nine Top 3 Market Stations fails to substantially comply with the aforementioned requirements to submit their Affidavits on a Timely Basis each week over a four-week period, notwithstanding that they previously fulfilled the six-month requirement described above, Network shall no longer be required to make payment to any Station within 45 days and instead, until such time as the nine Top 3 Market Stations have been in substantial compliance with their obligations to submit their Affidavits on a Timely Basis for a new six-month period Network shall make payments hereunder within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month. The foregoing monthly compensation rate is (i) based on Base Audience Level for the time period in question and (ii) calculated based on an annual compensation rate which is the product of (a) [Exhibit 1, Column K] (“Compensation Factor”) and (b) [Exhibit 1, Column H]/1000. ]

C.	Subject to Schedule 7 of the Master Agreement (which shall not apply to any Buyer upon the transfer or assignment of the Station pursuant to a Transaction as defined in Section IV hereof), if Broadcaster fails to broadcast the agreed number of commercial minutes per week as listed in the Commercial Schedule, then deductions shall be made from the monthly payment at the rates below:

Percentage of
Commercial
Minutes
Broadcast by	Deduction per	Deduction per
Station	:60	:30
100% - ≥ 90%	$[Ex. 1, Col. D	$[Ex. 1, Col. E]
<90% - 75%	$[Ex. 1, Col. F]	$[Ex. 1, Col. G]
<75%	No payment	No payment
D.	Clearances at times other than indicated in the Commercial Schedules or during the Make Good Period, the Sports Preemption Make Good Period or the Time Sensitive Sports Preemption Make Good Period will be counted as missed commercials and will negatively affect Station’s clearance rate indicated in Section XI(C) above. Broadcaster shall begin earning the aforementioned compensation on the date hereof. The deduction amounts set forth in Section XI(C) are subject to semi-annual adjustment upwards or downwards proportionate to the semi-annual adjustment to monthly compensation payments set forth below in Section XI(E) below.

E.	Monthly compensation payments will be adjusted up or down to reflect changes in Station’s audience delivery in the Adults DMA AQH Monday through Sunday 6AM-12 Midnight demographic as reported in each Arbitron Radio Report for Station’s DMA which is [Exhibit 1, Column J]; provided, however, that following reset of the Base Audience Level to reflect PPM conversion, compensation payments shall be adjusted up or down to reflect changes in PPM measured AQH. Said adjustments will be effective beginning on April 1 for Fall Reports and October 1 for Spring Reports, the first of which shall take effect April 1, 2008 including during the period of PPM conversion described in Section XIA(i) hereof so long as results of diary measurement for the entire DMA are available. This adjusted monthly compensation rate will be calculated based on an adjusted annual compensation rate which is the product of (i) the applicable Compensation Factor set forth on Exhibit 2 and (ii) the sum of (x) the Base Audience Level and (y) the difference between (A) the most recent Spring or Fall audience delivery, as applicable, and (B) the Base Audience Level plus 3% of such Base Audience Level in the case of an audience increase from the Base Audience Level, or minus a 3% threshold in the case of an audience decrease from the Base Audience Level (such Base Audience Level plus or minus a 3% threshold, as applicable, the “Threshold”) (such sum, the “Adjusted Audience Delivery”), divided by 1000. Notwithstanding the foregoing, if the Adjusted Audience Delivery is less than the Threshold in the case of an audience increase or greater than the Threshold in the case of any audience decrease, then the adjusted annual compensation rate shall be the product of (i) the applicable Compensation Factor set forth on Exhibit 2 and (ii) the Base Audience Level, divided by 1000. For example: (a) if the most recent Spring audience delivery is 20,000 and the Base Audience Level is 22,000 then the Adjusted Audience Delivery for Spring is 20,660, and (b) if the current Fall audience delivery is 24,000 and the Base Audience Level is 22,000, then the Adjusted Audience Delivery for Fall is 23,340.

CBS RADIO INC:		WESTWOOD ONE, INC.:

BY:	/s/ Anton Guitano	BY:	/s/ David Hillman

NAME:	Anton Guitano	NAME:	David Hillman
TITLE:	Senior Executive Vice President of Finance and Operations and CFO	TITLE:	Chief Administrative Officer and General Counsel

DATE:		DATE:

Signature Page to Westwood One Affiliation Agreement

EXHIBIT 1
See Attached.
The approach set forth below is to be followed with respect to every CBS Station receiving network compensation:
Exhibits 1 and 2 reflect AQH and related network compensation payable by Network to the Station based upon the Fall 2006 Arbitron Survey, which AQH and compensation amounts shall initially be used by the parties in connection with this Agreement so long as the Commencement Date under this Agreement is not later than April 1, 2008; in the event that the Commencement Date under this Agreement is April 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall instead be based upon the Fall 2007 Arbitron Survey; in the event that the Commencement Date under this Agreement is October 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall be based on the Spring 2008 Arbitron Survey. Until Station is subject to PPM audience measurement for over twelve (12) months, the last issued diary-based Arbitron Survey for the Station’s market shall be used to determine AQH for the Station. Following 12 months of PPM measurement, AQH shall be governed by Sections XI(A)(i) and (iii) of this Agreement.

Station shall receive compensation adjustments, effective October 1, 2007, based upon the Spring 2007 Arbitron Survey pursuant to, and if eligible for such adjustments, in accordance with its existing network affiliation arrangements, which shall remain in effect until the Commencement Date under this Agreement. If the Commencement Date does not occur until April 1, 2008 or thereafter, or October 1, 2008 or thereafter, Station shall also receive compensation adjustments effective April 1, 2008, based upon the Fall 2007 Arbitron Survey, or October 1, 2008, based upon the Spring 2008 Arbitron Survey, if eligible for such adjustments, in accordance with its existing network affiliation arrangements. A Station which has converted to PPM measurement for less than twelve (12) months shall receive compensation adjustments if eligible for such adjustments under existing network affiliation arrangements so long as a diary-based Arbitron Survey for the entire DMA is available for such Station.

EXHIBIT 2
See Attached.
The approach set forth below is to be followed with respect to every CBS Station receiving network compensation:
Exhibits 1 and 2 reflect AQH and related network compensation payable by Network to the Station based upon the Fall 2006 Arbitron Survey, which AQH and compensation amounts shall initially be used by the parties in connection with this Agreement so long as the Commencement Date under this Agreement is not later than April 1, 2008; in the event that the Commencement Date under this Agreement is April 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall instead be based upon the Fall 2007 Arbitron Survey; in the event that the Commencement Date under this Agreement is October 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall be based on the Spring 2008 Arbitron Survey. Until Station is subject to PPM audience measurement for over twelve (12) months, the last issued diary-based Arbitron Survey for the Station’s market shall be used to determine AQH for the Station. Following 12 months of PPM measurement, AQH shall be governed by Sections XI(A)(i) and (iii) of this Agreement.

Station shall receive compensation adjustments, effective October 1, 2007, based upon the Spring 2007 Arbitron Survey pursuant to, and if eligible for such adjustments, in accordance with its existing network affiliation arrangements, which shall remain in effect until the Commencement Date under this Agreement. If the Commencement Date does not occur until April 1, 2008 or thereafter, or October 1, 2008 or thereafter, Station shall also receive compensation adjustments effective April 1, 2008, based upon the Fall 2007 Arbitron Survey, or October 1, 2008, based upon the Spring 2008 Arbitron Survey, if eligible for such adjustments, in accordance with its existing network affiliation arrangements. A Station which has converted to PPM measurement for less than twelve (12) months shall receive compensation adjustments if eligible for such adjustments under existing network affiliation arrangements so long as a diary-based Arbitron Survey for the entire DMA is available for such Station.

EXHIBIT 3
PROGRAMS TO BE PROVIDED TO STATION BY NETWORK
See Attached.
[Intentionally omitted.]